Exhibit 5.1

[Cozen O’Connor Letterhead]

July 7, 2011

Board of Directors
Teletouch Communications, Inc.
5718 Airport Freeway, Fort Worth
TX 76117

           Re:           Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Teletouch Communications, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with United States Securities and Exchange Commission under the Securities Act of 1933, as amended (“Act”). The Registration Statement covers the resale by certain selling stockholders listed in the Registration Statement (the “Selling Securityholders”) of up to 20,499,001 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”).

In rendering this opinion, we have examined: (i) the Certificate of Incorporation and By-laws of the Company, each as presently in effect and included as Exhibits 3.1 and 3.2, respectively, to the Registration Statement; (ii) various resolutions of the Company’s Board of Directors; (iii) the Registration Statement; and (iv) such statutory provisions, certificates and other documents as we have deemed appropriate or necessary as a basis for the opinions hereinafter expressed. We have also examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that the shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion is limited to the Federal law of the United States, and the applicable statutory provisions of General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Very truly yours, /s/ Cozen O’Connor